Exhibit 99.1

As we had previously stated, throughout 2023, Cytokinetics engaged in Business Development discussions with potential strategic partners with respect to aficamten. Leading up to and after our late December 2023 disclosure of top-line results from SEQUOIA-HCM, the Phase 3 clinical trial of aficamten, Cytokinetics was approached by one of the third parties with whom we had previously engaged regarding its interest in an acquisition for all of our company.

Cytokinetics and that third party engaged in good faith negotiations. The Board was supportive of moving forward on a potential acquisition on substantially the terms the counterparty communicated to us and on terms that we believed were going to be mutually acceptable. However, the third party did not move forward with an acquisition of our company at that time.

There are a few additional points I’d like to make by way of background:

1.
Cytokinetics’ Board is sophisticated, highly engaged, and takes its fiduciary duties to shareholders very seriously.

2.
The Board is well advised and our longtime financial advisors, Centerview and JP Morgan, as well as outside legal counsel at Sullivan & Cromwell and Cooley, have been advising the Board on potential value creation opportunities since long before recent rumors started and including through the discussions referenced above.

3.
If there had been an actionable proposal in the best interests of shareholders, it would have received support of our Board and would have been executed with support of Management.

4.
To be clear, Management and the Board are committed to driving shareholder value in whatever manner can best deliver for shareholders and would never stand in the way of a value-maximizing transaction.

While it is unfortunate that private confidential discussions leaked, we feel it to be in the best interests of our shareholders to give as full a picture as possible. Having made these comments, however, these will be our final statements on this matter, and we won’t comment any further.

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